77Q


SMITH BARNEY WORLD FUNDS, INC.

On behalf of
International All Cap Growth Portfolio
Smith Barney Inflation Management Fund



SUPPLEMENT DATED OCTOBER 26, 2005 TO THE PROSPECTUS
AND THE STATEMENT OF ADDITIONAL INFORMATION DATED
FEBRUARY 28, 2005



The following information amends and supercedes, as applicable, the disclosure in the Prospectus and the Statement of Additional Information of the Smith Barney
World Funds, Inc. (the "Company") with respect to
International All Cap Growth Portfolio and Smith Barney
Inflation Management Fund (each a Fund):



Effective November 1, 2005, the Board of Directors of the Company has approved amendments to the management contracts between each Fund and Smith Barney Fund
Management LLC as set forth below:



The management fee payable by International All Cap
Growth Portfolio will be calculated in accordance with the following breakpoint schedule with the management fee reduced at breakpoints beginning at asset levels over $1 billion:




Breakpoint Schedule

Based on Net Assets of the Fund

Management Fee
First $1 Billion
    0.850%
Next $1 Billion
    0.825%
Next $3 Billion
    0.800%
Next $5 Billion
    0.775%
Over $10 Billion
    0.750%



The management fee payable by Smith Barney Inflation
Management Fund will be reduced from 0.60% to 0.55% for asset levels up to $1 billion and will be calculated in accordance with the following breakpoint schedule with the management fee reduced at breakpoints beginning at asset levels over $1 billion:




Breakpoint Schedule

Based on Net Assets of the Fund

Management Fee

First $1 Billion
    0.550%
Next $1 Billion
    0.525%
Next $3 Billion
    0.500%
Next $5 Billion
    0.475%
Over $10 Billion
    0.450%